Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333-01

Southwestern Public Service Company

(a New Mexico corporation)

$300,000,000 3.75% FIRST MORTGAGE BONDS, SERIES NO. 7 DUE 2049

Issuer:	Southwestern Public Service Company (a New Mexico corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A3 (Stable)/A (Stable)/A- (Stable) (Moody’s/Standard & Poor’s/Fitch)

Security Type:	First Mortgage Bonds

Principal Amount:	$300,000,000

Pricing Date:	June 11, 2019

Settlement Date:	June 18, 2019 (T+5)

Maturity Date:	June 15, 2049

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on December 15, 2019

Reference Benchmark Treasury:	3.00% due February 15, 2049

Benchmark Treasury Price / Yield:	107-25 / 2.621%

Spread to Benchmark Treasury:	+120 bps

Yield to Maturity:	3.821%

Coupon:	3.75%

Price to Public:	98.739% of principal amount

Net Proceeds to Issuer:	$293,592,000 (after underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to December 15, 2048 (the par call date), T +20 bps (calculated to the par call date)

Par Call:	On or after December 15, 2048 at par

CUSIP/ISIN:	845743 BT9/ US845743BT97

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc., toll-free at 1-800-294-1322, KeyBanc Capital Markets Inc., toll-free at 1-866-227-6479 or U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607.